Exhibit 21.1
List of Subsidiaries
The Film Department LLC, a Delaware limited liability company
[The Film Department Distribution, LLC], a Delaware limited liability company
LAC Films, LLC, a Delaware limited liability company
Rebound Distribution LLC, a Delaware limited liability company
Earthbound Films, LLC, a Delaware limited liability company
BD Productions, LLC, a Delaware limited liability company
Earthbound Productions, LLC, a Delaware limited liability company
TFD Literary Acquisitions, LLC, a Delaware limited liability company
The Film Department International, LLC, a Delaware limited liability company
TFD Music, LLC, a Delaware limited liability company
Film Department Music, LLC, a Delaware limited liability company
8439 Holdings, LLC, a Delaware limited liability company
8440 Holdings, LLC, a Delaware limited liability company